EXHIBIT 99.1

PepsiAmericas to Issue $300 Million 4 7/8 Percent Ten Year Notes

Minneapolis, MN, January 5, 2005 - PepsiAmericas, Inc. (NYSE: PAS) today announced a public offering of $300 million 4 7/8 percent Notes due January 15, 2015.

The issuance is being led by Banc of America Securities LLC and Citigroup. JPMorgan and Wachovia Securities are the senior co-managers, and BNP Paribas, Wells Fargo Securities, and Loop Capital Markets, LLC are the co-managers of the offering, which is to be made by prospectus only.

Copies of the written prospectus related to the offering may be obtained from Banc of Americas Securities LLC and Citigroup or request from PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

PepsiAmericas is the second largest Pepsi bottler with operations in 18 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago. In total, PepsiAmericas serves geographic areas with a population of more than 118 million people. PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands. PepsiCo, Inc. (NYSE: PEP) beneficially owns an approximately 41 percent equity interest in PepsiAmericas.

CONTACT:

Kathryn C. Koessel

Investor Relations

612-661-3830